EXHIBIT 99.1
Other Information

Legislation commonly referred to as the One Big Beautiful Bill Act (the “OBBBA”) was signed into law on July 4, 2025. The following supplements, supersedes and replaces where inconsistent with, and should be read together with, (i) the disclosure under the heading “Material U.S. Federal Income Tax Considerations” in the prospectus dated June 27, 2025, which is a part of our Registration Statement on Form S-3 (File No. 333-287684), and (ii) the disclosure under the heading “Material U.S. Federal Income Tax Considerations” in the prospectus dated March 4, 2025, which is a part of our Registration Statement on Form S-3 (File No. 333-252321), to take into account the OBBBA.

Taxation of Modiv Industrial, Inc.

Assets Test

At the close of each quarter of our taxable year, we must satisfy certain tests relating to the nature of a REIT’s assets. For taxable years ending after December 31, 2017 through December 31, 2025, no more than 20% of the value of a REIT’s total assets may be represented by stock or securities of one or more taxable REIT subsidiaries. Under the OBBBA, for taxable years after December 31, 2025, up to 25% of the REIT’s asset value may be comprised of TRS securities.

Taxation of Taxable U.S. Stockholders

Distributions

As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary dividends and will not be eligible for the dividends-received deduction for corporate stockholders. Generally our ordinary dividends will be taxable to our U.S. stockholders as ordinary income, the current maximum rate of which is 37%. However, individual stockholders are allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%. The deduction for 20% of ordinary REIT dividends was set to expire on December 31, 2025, but the OBBBA made this deduction permanent.

The OBBBA is a complex revision to the U.S. federal income tax laws with potentially far-reaching consequences. The OBBBA will require subsequent rulemaking in a number of areas. The long-term impact of the OBBBA on us, our investors, our tenants and the real estate industry cannot be reliably predicted at this early stage of the new law’s implementation. Our stockholders are urged to consult with their own tax advisors regarding the impact of the OBBBA to them and their acquisition, ownership and disposition of our stock.